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                                                                    EXHIBIT 23.4

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions 'MessageMedia Summary Historical Financial Data,' 'The Merger,' 'Selected Financial Data of MessageMedia' and 'Experts' and to the use of our report dated February 15, 2001 except for Note 14 as to which the date is February 23, 2001, and except for the third and fourth paragraphs of Note 1 as to which the date is September 28, 2001 with respect to the consolidated financial statements of MessageMedia, Inc., included in the Proxy Statement that is made a part of Amendment No. 6 to the Registration Statement (Form S-4 No. 333-63952) and related Prospectus of DoubleClick Inc. to be filed on or about December 20, 2001.


/s/ ERNST & YOUNG LLP


Denver, Colorado
December 20, 2001